Exhibit 99.1

Bar Harbor Bankshares Declares 9% Increase to Quarterly Cash Dividend

BAR HARBOR, MAINE – April 22, 2021 -- Bar Harbor Bankshares (NYSE American: BHB or the “Company”), announced that its Board of Directors voted at its April 20, 2021 meeting, to increase the quarterly cash dividend by $0.02 per share, or 9%, to $0.24 per share, and declared a dividend of $0.24 to shareholders of record at the close of business May 18, 2021, payable on June 18, 2021.  The dividend equates to a 3.26% annualized yield based on a $29.42 closing price of the Company’s common stock at the end of the first quarter 2021.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full service community banking with office locations in all three Northern New England states of Maine, New Hampshire, and Vermont. For more information, visit www.barharbor.bank.

Contact

Bar Harbor Bankshares

Josephine Iannelli

EVP, Chief Financial Officer & Treasurer

(207) 288-3314

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